EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is entered into between CTC Media, Inc., a Delaware corporation (the “Company”), and Anton Kudryashov.  The parties agree as follows:

1.                                       Last Date of Employment.  Mr. Kudryashov’s last day of employment with the Company and each and every one of its direct or indirect subsidiaries (together with the Company, the “Group”) shall be December 15, 2011 (the “Separation Date”).   The termination of his employment with the Company is at the election of Mr. Kudryashov pursuant to Section 5(d) of the Employment Agreement entered into between the Company and Mr. Kudryashov as of August 4, 2008, as amended (the “Employment Agreement”).

2.                                       Waiver of Notice.  The Company hereby waives the notice period required under Section 5(d) of the Employment Agreement.

3.                                       Employment Agreement.  Up to and including the Separation Date, the Employment Agreement shall remain in full force and effect.

4.                                       Base Salary; Vacation Pay; Expenses; Cash Bonus.  The Company shall pay Mr. Kudryashov (i) any accrued but unpaid base salary, (ii) any vacation pay in respect of vacation days accrued but untaken, and (iii) any unreimbursed expenses properly incurred; each through the Separation Date, less all applicable taxes and withholdings, in one lump sum payment promptly following the Separation Date.  Any cash bonus in respect of 2011 will be paid, if at all, following the determination by the Compensation Committee of the Company’s Board of Directors at its regular meeting during the first quarter of 2012 as to whether the relevant key performance indicators have been achieved.

5.                                       Options.  Mr. Kudryashov and the Company hereby agree that as of the Separation Date an aggregate of 2,364,890 shares of the Company’s common stock (the “Vested Shares”) (comprising 1,524,241 Vested Shares with an exercise price of $22.07 per share, and 840,649 Vested Shares with an exercise price of $5.49 per share) shall be vested and unexercised under the Second Amended and Restated Stock Option Agreement dated as of April 22, 2010 between the Company and Mr. Kudryashov (the “Option Agreement”), notwithstanding any term of the Option Agreement to the contrary.  Mr. Kudryashov hereby acknowledges and agrees that no additional shares shall vest or be capable of vesting under the Option Agreement following the Separation Date.  The Vested Shares shall remain exercisable pursuant to the terms of the Option Agreement for a period of 90 days following the Separation Date, after which the option to purchase any Vested Shares that then remain unexercised shall terminate and lapse.

6.                                       No Other Separation Benefits.  Mr. Kudryashov acknowledges and agrees that, other than as set forth herein, from the Separation Date, Mr. Kudryashov is entitled to no other salary, bonus, consideration and/or benefits under the Employment Agreement, Option Agreement or any other employment agreement or grant or benefits agreement between Mr. Kudryashov and any of the other members of the Group.  It is acknowledged that in accordance with Russian law those Russian members of the Group that employ Mr. Kudryashov may be required to enter into agreements with Mr. Kudryashov regarding the termination of his employment with such Group members.  To the extent that Russian law requires any member of the Group to make any severance, separation or termination payments to Mr. Kudryashov pursuant to such agreements or otherwise, the aggregate amount of such payments shall be deducted from any payment to be made to Mr. Kudryashov pursuant to Section 4.

7.                                       Non-Competition and Non-Solicitation. Mr. Kudryashov acknowledges that his obligations to comply with the non-competition and non-solicitation provisions set forth in Section 7 of the Employment Agreement shall remain in full force and effect following the Separation Date, and hereby confirms that he will comply with such provisions. Mr. Kudryashov further acknowledges and agrees that such non-competition obligations shall continue in full force and effect until the first anniversary of the Separation Date, and that such non-solicitation obligations shall continue in full force and effect until the second anniversary of the Separation Date.

8.                                       Proprietary Information.  Mr. Kudryashov acknowledges his obligation to keep confidential all non-public information concerning the Group that he acquired during the course of his employment with the Company, as stated more fully in Section 8 of the Employment Agreement, which remains in full force and effect.  Mr. Kudryashov further acknowledges and agrees that such obligation shall continue in full force and effect both from the date hereof through the Separation Date and after the Separation Date.

9.                                       Return of Company Property.  Mr. Kudryashov agrees to return all equipment and property belonging to the Group including, but not limited to, any Group credit card (and to be responsible for all non-business related expenses), and the automobile provided for by Section 3(g) of the Employment Agreement, by no later than January 12, 2012.  The

Company shall refund to Mr. Kudryashov the amount of his initial down payment on his company car, less the proportionate amortization in respect thereof.

10.                                 Release.

(a)                                  In consideration of the waiver of notice granted pursuant to Section 2 above, and other good and valuable consideration, Mr. Kudryashov hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, and its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which Mr. Kudryashov ever had, could have had or now has against the Released Parties, whether known or unknown, suspected or unsuspected, under or in connection with the Employment Agreement.

(b)                                 Notwithstanding any provision of this Release to the contrary,

(i)                                     the Indemnification Agreement between the Company and Mr. Kudryashov dated on or about August 4, 2008 shall continue in full force and effect and, subject to the terms and conditions thereof, Mr. Kudryashov shall be entitled to all rights and protections afforded to him by such agreement; and

(ii)                                  this Release will in no way affect Mr. Kudryashov’s rights existing as of the Separation Date under the Option Agreement to the extent set forth in Section 5 above.

11.                                 Amendment.  This Agreement shall be binding upon the parties and may only be abandoned, supplemented, changed or modified in any manner in writing.

12.                                 Applicable Law; Jurisdiction.  This Agreement shall be governed exclusively by the laws of the State of Delaware, without regard to conflict of laws provisions.

13.                                 Voluntary Assent.  Mr. Kudryashov states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.

14.                                 Entire Agreement.  This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the termination of the Employment Agreement, and supersedes all previous oral and written negotiations, agreements, commitments, and writings in connection therewith.

15.                                 Counterparts.  This Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute but one and the same instrument.

16.                                 Resignation of Group Positions.  From and following the Separation Date, Mr. Kudryashov agrees, at the request of the Company and from time to time, to tender his written resignation from any director or officer positions he holds in any of the companies within the Group.  The Company agrees not to make any claims against Mr. Kudryashov in connection with his holding positions as an officer and/or director of any of the Group companies.

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IN WITNESS WHEREOF, all parties have set their hand and seal to this Agreement as of the date written above.

	CTC MEDIA, INC.	EXECUTIVE

By:	/s/ Boris Podolsky	/s/ Anton Kudryashov

	Boris Podolsky	Anton Kudryashov
Chief Financial Officer

	Date: December 15, 2011	Date: December 15, 2011

	Address:	Address:

	31A Leningradsky Prospekt	31 Abbots Drive
	125284 Moscow	Virginia Water
	Russia	GU25 4SE
UK

Attn: Chief Financial Officer